Exhibit 2.2

EXECUTION VERSION

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2010 by and among PEGASYSTEMS INC., a Massachusetts corporation (“Parent”), MAPLE LEAF ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”) and the undersigned stockholder (“Stockholder”) of CHORDIANT SOFTWARE, INC., a Delaware corporation (the “Company”).

RECITALS

A. Parent, Acquisition Sub and the Company have entered into an Agreement and Plan of Merger of even date herewith (as it may be modified, supplemented or amended from time to time, the “Merger Agreement”), which provides for, among other things, the Offer (as defined in the Merger Agreement) and the Merger (as defined in the Merger Agreement).

B. As of the date hereof, Stockholder is the Beneficial Owner (as defined below) of certain securities of the Company, including Company Shares (as defined in the Merger Agreement), Company Options (as defined in the Merger Agreement), Company Stock Based Awards (as defined in the Merger Agreement), Company Warrants (as defined in the Merger Agreement) and/or any other rights to purchase Company Shares (collectively, the “Company Securities”), including as is indicated on the signature page of this Agreement.

C. In consideration of the execution of the Merger Agreement by Parent and Acquisition Sub, Stockholder (in Stockholder’s capacity as such) is hereby agreeing to tender and vote the Shares (as defined below) in accordance with the terms and conditions set forth herein.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

1.1 “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any Contract. A “Beneficial Owner” is a Person who Beneficially Owns securities.

1.2 “Expiration Time” shall mean the earliest to occur of (a) such date and time as the Merger Agreement shall have been terminated pursuant to Section 7 thereof or (b) the Effective Time.

1.3 “Shares” shall mean (a) all Company Securities that are Beneficially Owned by Stockholder as of the date hereof, and (b) all additional Company Securities of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through the Expiration Time (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or any similar transaction).

1.4 A Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (a) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, or (b) enters into a Contract providing for the sale of, pledge of, Encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

2. Transfer of Shares.

2.1 Stockholder shall not Transfer or cause or permit any Transfer of any of the Shares other than to Acquisition Sub (or Parent on Acquisition Sub’s behalf) pursuant to the Offer.

2.2 Except as contemplated by this Agreement, Stockholder hereby agrees that Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares held by Stockholder, or enter into any voting or similar Contract in contravention of the obligations of such Stockholder under this Agreement with respect to any of the Shares.

2.3 Section 2.1 shall not prohibit a Transfer of Shares by Stockholder (i) to any member of his or her immediate family, or to a trust for the benefit of Stockholder or any member of his or her immediate family, or (ii) in intestacy upon the death of Stockholder; provided, however, that a Transfer referred to in this Section 2.3 shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

3. Agreement to Vote Shares.

3.1 At every meeting of the Company’s stockholders called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company’s stockholders, Stockholder (in Stockholder’s capacity as a stockholder of the Company) shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

(a) in favor of the adoption of the Merger Agreement;

(b) against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, including any Alternative Acquisition Proposal (whether or not a Superior Proposal); and

(c) against any action that would reasonably be expected to result in the failure of any Offer Conditions to be satisfied.

3.2 In the event that a meeting of the Company’s stockholders is held, Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

3.3 Stockholder shall not enter into any Contract with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Agreement to Tender. Unless this Agreement shall have been terminated in accordance with its terms, Stockholder shall validly tender (and shall not withdraw), pursuant to and in accordance with the terms of the Offer, all Shares and in furtherance thereof, no later than 10 business days after commencement of the Offer, Stockholder shall (a) deliver to the depositary designated in the Offer (i) certificates representing the Shares, and (ii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (b) instruct its broker or such other person who is the holder of record of any Shares to tender such Shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Unless this Agreement shall have been terminated in accordance with its terms, Stockholder shall not tender the Shares into any exchange or tender offer commenced by a Person other than Parent, Acquisition Sub or any other Affiliate of Parent.

5. Agreement Not to Exercise Appraisal Rights. Stockholder shall not exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any Shares that may arise with respect to the Merger.

6. Directors, Officers, etc. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of Company Securities and not in Stockholder’s capacity as a director, officer or employee of the Company or any Company Subsidiary or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties consistent with the DGCL and the terms of the Merger Agreement as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

7. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by applicable Legal Requirements, with respect to the Shares.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Acquisition Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and neither Parent nor Acquisition Sub shall have any authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

9. Representations and Warranties of Stockholder.

9.1 Stockholder hereby represents and warrants (in Stockholder’s capacity as a holder of Company Securities) to Parent and Acquisition Sub that:

(a) Power; Binding Agreement. Stockholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Stockholder of this Agreement and the Proxy, the performance by Stockholder of its obligations hereunder and thereunder and the consummation by Stockholder of the transactions contemplated hereby and thereby have been duly and validly authorized by Stockholder and no other actions or proceedings on the part of Stockholder are necessary to authorize the execution and delivery by it of this Agreement or the Proxy, the performance by Stockholder of its obligations hereunder or thereunder or the consummation by Stockholder of the transactions contemplated hereby or thereby. This Agreement and the Proxy have been duly executed and delivered on behalf of Stockholder.

(b) No Conflicts. The execution, delivery and performance of this Agreement and the Proxy by Stockholder, the consummation by Stockholder of the transactions contemplated hereby and thereby and the compliance by Stockholder with the provisions hereof and thereof do not and will not: (i) cause a violation by Stockholder of any Legal Requirement known to and applicable to Stockholder; (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under or any loss of any benefit or impair the rights of Stockholder under, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets (including the Shares) may be bound that would reasonably be expected to prevent, delay or impair, in any material respect, the ability of Stockholder to perform Stockholders’ obligations under this Agreement or (iii) result in the creation of any Encumbrance upon any of the properties or assets (including the Shares) of Stockholder.

(c) Ownership of Shares. As of the date hereof, Stockholder (i) is the Beneficial Owner of the Company Securities set forth on the signature page to this Agreement, all of which are free and clear of any Encumbrances, (except any Encumbrances arising under Legal Requirements relating to securities or arising hereunder), and (ii) does not own, beneficially or otherwise, any Company Securities other than the Company Securities set forth on the signature page to this Agreement.

(d) Voting Power. Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Legal Requirements and the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any option and/or warrant and/or other rights to purchase shares of Company Capital Stock (including Company Options).

10. No Solicitation. Stockholder (in Stockholder’s capacity as a holder of Company Securities) shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, take any action that the Company is prohibited from taking pursuant to Section 5.2 of the Merger Agreement.

11. Disclosure. Subject to reasonable prior notice and approval (which shall not be unreasonably withheld, conditioned or delayed), Stockholder shall permit and hereby authorizes Parent and Acquisition Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Offer, the Merger and any transactions related to thereto, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

12. Further Assurances. Subject to the terms and conditions of this Agreement, Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill Stockholder’s obligations under this Agreement.

13. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Time. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from any Liability, or otherwise limit the Liability of either party hereto, for any breach of this Agreement.

14. Miscellaneous.

14.1 Amendment. This Agreement may be amended only with the approval of the respective parties at any time prior to the Expiration Time. Without limiting the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

14.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

14.3 Entire Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

14.4 Applicable Law; Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

14.5 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

14.6 Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto, except that Parent or Acquisition Sub may assign their respective rights and delegate their respective obligations hereunder to any of their respective Affiliates as long as Parent or Acquisition Sub, as the case may be, remains ultimately liable for all of their respective obligations hereunder.

14.7 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made one business day after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any business day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a business day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any business day and receipt is confirmed, then such communication shall be deemed duly given and made on the business day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

Pegasystems Inc.

101 Main Street

Cambridge, MA 02142

Attention: General Counsel

Facsimile: (617) 374-9260

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention:	Jeffrey D. Saper
Lawrence M. Chu
Facsimile:	(650) 493-6811

if to Stockholder, to the address and facsimile set forth on the signature page hereto;

with a copy to (which shall not constitute notice):

Cooley Godward Kronish LLP

5 Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Nancy H. Wojtas

Facsimile: (650) 849-7400

14.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

14.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.10.

14.11 Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or anticipatory breach by Parent, Acquisition Sub or Stockholder of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant; and (b) an injunction restraining such breach or threatened breach.

14.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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Parent, Acquisition Sub and Stockholder have caused this Agreement to be executed as of the date first written above.

PEGASYSTEMS INC.	STOCKHOLDER

(Name of Entity, if an entity)

By:	By:
Name:	Name:
Title:	Title:

MAPLE LEAF ACQUISITION CORP.	Address:

By:

Name:	Facsimile:

Title:

Shares that are Beneficially Owned:

Company Shares

Company Shares issuable upon exercise of outstanding options or warrants or other rights to purchase Company Shares

SIGNATURE PAGE TO TENDER AND VOTING AGREEMENT

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of CHORDIANT SOFTWARE, INC., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Craig Dynes and Shawn Hoyt of PEGASYSTEMS INC., a Massachusetts Corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and re-substitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be owned of record or beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable to Stockholder on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Time (as defined below). Upon Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies given by Stockholder with respect to any Shares are hereby revoked and Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Time.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by applicable Legal Requirements, is coupled with an interest and is granted pursuant to that certain Tender and Voting Agreement of even date herewith by and among Parent, Maple Leaf Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”) and Stockholder (the “Tender and Voting Agreement”), and is granted in consideration of Parent and Acquisition Sub entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Acquisition Sub and the Company. The Merger Agreement provides for, among other things, (i) an offer by Acquisition Sub (the “Offer”) to pay $5.00 in cash (the “Offer Price”) for each of the issued and outstanding shares of capital stock of the Company and (ii) the merger of Acquisition Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

As used herein, the term “Expiration Time” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Section 7 thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Time, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of Stockholder with respect to the Shares (including the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, including any Alternative Acquisition Proposal (whether or not a Superior Proposal); and (iii) against any action that would reasonably be expected to result in the failure of any Offer Conditions to be satisfied.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided herein. Stockholder may vote the Shares on all other matters.

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated: March 14, 2010	STOCKHOLDER

(Name of Entity, if an entity)

By:

Name:

Title: